 Exhibit 1.4

AMENDMENT NO. 2 TO MANAGING BROKER-DEALER AGREEMENT

AMENDMENT NO. 2 TO MANAGING BROKER-DEALER AGREEMENT, dated as of October 13, 2016 (this “Amendment”), by and between, Orchard Securities, LLC, a Utah limited liability company (the “Managing Broker-Dealer”) and HC Government Realty Trust, Inc., a Maryland corporation (the “Company,” and, together with the Managing Broker-Dealer, the “Parties” and each a “Party”). Capitalized terms used, but not otherwise defined, herein have the meanings ascribed to such terms in the MBD Agreement (as hereinafter defined).

RECITALS

A. On July 1, 2016, Cambria Capital, LLC (“Cambria”) and the Company entered into a Managing Broker-Dealer Agreement.

B. On September 16, 2016, Cambria assigned its rights and obligations under the Managing Broker-Dealer Agreement to the Managing Broker-Dealer and the Parties agreed to certain amendments to the Managing Broker-Dealer Agreement (the Managing Broker-Dealer Agreement as so assigned and amended is referred to herein as the “MBD Agreement”).

C. The Company and the Managing Broker-Dealer now desire to further amend certain provisions of the MBD Agreement as more fully described below.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound and in consideration of the mutual agreements and covenants contained herein and in the MBD Agreement, hereby agree as follows:

1.                  Amendment to Second Sentence of Section 3.3 of MBD Agreement. The second sentence of Section 3.3 of the MBD Agreement is hereby amended and restated in its entirety to read as follows:

“Prior to the Closing Date (defined below), (i) the Managing Broker Dealer will provide specific wire instructions for the Escrow Account to the investors along with instructions on how to transmit subscription funds by check or through automated clearing house (ACH) means, and each investor will promptly transfer an amount equal to the price per Share as shown on the cover page of the final Offering Circular multiplied by the number of Shares purchased by the investor to the Escrow Account in compliance with Rule 15c2-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) the Escrow Agent will notify the Company and the Managing Broker Dealer in writing whether the Escrow Account is fully funded in the amount equal to at least the Minimum Offering Amount (the “Requisite Funds”).”

2.                  Amendment to Form of Participating Dealer Agreement. Exhibit A to the MBD Agreement is hereby deleted and replaced in its entirety with a new form of Participating Dealer Agreement that appears as Exhibit A to this Amendment.

3.                  Amendment to Section 4 of the MBD Agreement. The Parties agree that Section 4 of the MBD Agreement is hereby amended by adding the following sentence at the end of Section 4: “If the Offering is terminated, the Managing Broker-Dealer shall promptly return to the Company any unused portion of the Retainer Amount.”

4.                  MBD Agreement Remain in Force. Except as expressly set forth in this Amendment, the MBD Agreement remains unmodified and in full force and effect.

5.                  Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts but all such counterparts shall together constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal valid and binding execution and delivery for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

Company: HC Government Realty Trust, Inc. By: /s/ Robert R. Kaplan, Jr. Name: Robert R. Kaplan, Jr. Title: President	Managing Broker-Dealer: Orchard Securities, LLC By: /s/ Ken Bradburn Name: Ken Bradburn Title: President

Exhibit A

Form of Participating Dealer Agreement

(See Attached)